Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SPS Commerce, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-192392, 333-182097 and 333-174026) and on Form S-8 (Nos. 333-193544, 333-185972, 333-182007, 333-179236, 333-172073, 333-167315 and 333-167314) of SPS Commerce, Inc. of our report dated February 20, 2014, with respect to the consolidated balance sheet of SPS Commerce, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of SPS Commerce, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

February 20, 2014